Exhibit 10.1

CHYRON CORPORATION
5 Hub Drive
Melville, New York 11747

November 19, 2012

Jerry Kieliszak
3461 Homestead Ave.
Wantagh, New York 11793

Re:  Terms of Severance

Dear Jerry:

This shall confirm your agreement (the “Agreement”) with Chyron Corporation (the “Company”) with respect to severance to be paid to you in the event you are terminated without Cause (as defined below).  You and the Company entered into a Terms of Severance Agreement, dated October 26, 2007, and the parties wish to enter into this Agreement as the successor Terms of Severance Agreement between the parties.  The Executive Retention Program Grant Letter, dated September 23, 2002 is hereby terminated.  All other terms of your employment, including any bonuses to be paid under the Executive Bonus Plan and hereunder, and the Change-in-Control Agreement dated November 19, 2012, shall remain in full force and effect.

In the event you are terminated without Cause from your employment by the Company or you Resign with Good Reason then you shall: (i) be paid 12 months of severance (the “Severance Payment”) based on your annual base salary at the time of termination, (ii) be paid a bonus equal to a pro-rata portion, based on passage of time, of the bonus that you would have earned for the full fiscal year in which you are terminated (the “Severance Bonus”); and (iii)  receive an amount in lieu of participation in the Company's health insurance plan for a 12-month period, as set forth in the immediately following paragraph (the "Health Care Payment") (collectively with the Severance Payment and Severance Bonus, shall be referred to as the “Severance”).  The Severance Payment shall be paid in the same manner as the annual salary had been paid at the time of termination and shall be subject to mitigation by you subsequent to the period stated in the Company's Severance Plan for U.S. Employees.  The Severance Bonus shall be determined as per the then current year’s Executive Bonus Plan and paid after the end of the year when other Executive Bonus Plan participants are paid.  The Health Care Payment shall be paid in a lump sum within two (2) business days from the date of termination.

Cause shall mean:  (i) be convicted of a felony crime; (ii) willfully commit any act or willfully omit to take any action in bad faith and to the material detriment of the Company; (iii) commit an act of active and deliberate fraud against the Company.

“Resign with Good Reason” means you giving notice of your resignation as a result of (i) a reduction in your base salary or the cap on your incentive pay; (ii)  the assignment to you of any duties inconsistent in any material respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities which result in a material diminution in such position, authority, duties or responsibilities; (iii) the taking of any action by the Company which would adversely affect your participation in, or materially reduce your benefits under any plans, including incentive pay plans or programs, offered by the Company; or (iv) the Company's requiring you to be based at any office or location other than in New York City or Long Island.  You must provide notice to the Company of the existence of any of the conditions described in clauses (i) through (iv) above within a period of 90 days of the initial existence of such condition and the Company shall have a period of 30 days following receipt of such notice during which it may remedy such condition.  In the event of your failure to deliver timely notice as set forth herein or in the event of the Company’s timely remedy of any condition described in clause (i) through (iv) you shall not be entitled to a Resignation with Good Reason.

Recognizing that such amount is subject to income and other taxes, the Health Care Payment shall include an amount equal to the amount of federal, state, and local income taxes incurred as a result of the Health Care Payment or any additional tax gross up payment on such payment.  The Health Care Payment shall be equal to the monthly premium amount charged by the Company for COBRA continuation coverage under the health care option in which you are enrolled at the time of your termination times twelve (12) months, plus the foregoing tax gross up.  To receive coverage under the Company’s health insurance plans, you must elect to receive COBRA coverage and remit the appropriate payment to the Company as per the policy of the Company.

The Severance provided in this Agreement is intended to comply with the exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), for involuntary separation arrangements set forth in Treasury Regulation Section 1.409A-1(b)(9).  Accordingly, notwithstanding any other provision hereof, (i) no amount shall be payable to you under this Agreement unless your termination of employment constitutes a separation from service within the meaning of Section 409A of the Code, (ii) if the amount payable to you in this Agreement shall exceed two times the lesser of (A) your annual compensation (as defined in Treasury Regulation Section 1.415(d)(2)) for services provided to the Company as an employee for the calendar year preceding the calendar year in which such separation from service occurs, or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for such year, such amount shall be paid as otherwise specified in this Agreement, provided that the amount in excess of the foregoing limitation shall be subject to the provisions of the following paragraph and (iii) no payment may be made to you hereunder in such event later than December 31 of the second calendar year following the calendar year in which such separation from service occurs.

Notwithstanding anything in the paragraphs above to the contrary, in the event that you become entitled to payment of Severance that is not exempt from the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, including any amount in excess of the limitation set forth above, you will nonetheless continue to be entitled to receive the Severance, however, in such event, the payment of such amounts that are not so exempt shall be subject to the following limitations:  (i) if you are considered to be a “specified employee” for purposes of Section 409A with respect to such payment, then (A) payment shall not commence until the earlier of (x) the end of the six (6) month period beginning on your “separation from service date” (within the meaning of Section 409A of the Code), or (y) the date of your death, and (B) the aggregate amount of payments that would have been made during such six (6) month period but for the application of this Section 3 will be paid in a lump sum at the end of such period; or (ii) if you are not a “specified employee,” then payment shall not commence until you have incurred a separation from service within the meaning of Section 409A of the Code.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of the conflicts of laws of such state.  This Agreement may be executed through the use of separate signature pages or in any number of counterparts (and by facsimile signature) and each of such counterparts shall, for all purposes, constitute one agreement binding on all parties, notwithstanding that all parties are not signatories to the same counterpart.  In the event you bring any action or proceeding to enforce your rights under this Agreement, the Company shall be required to reimburse you the reasonable fees and costs of your counsel in the event you prevail in such action or proceeding.  This Agreement shall be assumed by all successors in interest to the Company.

IN WITNESS HEREOF, this Agreement has been duly executed as of the date first written above.

CHYRON CORPORATION

By:  /s/ Roger L. Ogden
Name:  Roger L. Ogden
Title:  Chairman of the Board of Directors

AGREED AND ACCEPTED

/s/ Jerry Kieliszak
Name:  Jerry Kieliszak
Title:  Senior Vice President & Chief Financial Officer,
Treasurer and Secretary